UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

OAKMONT ACQUISITION CORP.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

68831P106

(CUSIP Number)

Anita F. Larson

President and Chief Operating Officer

Brooke Corporation

10950 Grandview Drive, Suite 600

Overland Park, Kansas 66210

(913) 661-0123

with copies to:

Michael C. Azar

President, Principal Accounting Officer and Secretary

Oakmont Acquisition Corp.

33 Bloomfield Hills Parkway, Suite 240

Bloomfield Hills, Michigan 48304

(248) 594-0693

and

Steven Segaloff

Senior Vice President

and

Deputy General Counsel

Plainfield Asset Management LLC

55 Railroad Avenue

Greenwich, CT 06830

Tel. (203) 302 - 1766

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 10, 2007

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §240.13d-1(e), 240.13d-1(f) or 240.13d-(1)(g), check the following box  ☐.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 68831P106	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

BROOKE CORPORATION 48-1009756
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States (Kansas)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

850,000
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

850,000
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

850,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.0
14	TYPE OF REPORTING PERSON

CO

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

BROOKE HOLDINGS, INC. 48-1058710
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States (Kansas)

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

850,000
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

850,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

850,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

8.0
14	TYPE OF REPORTING PERSON

CO

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

ROBERT D. ORR
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

850,000
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

850,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 (This Reporting Person disclaims beneficial ownership of any shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

LELAND G. ORR
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

850,000
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

850,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 (This Reporting Person disclaims beneficial ownership of any shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

MICHAEL S. LOWRY
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

100,000
8 SHARED VOTING POWER

850,000
9 SOLE DISPOSITIVE POWER

100,000
10 SHARED DISPOSITIVE POWER

850,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

ANITA F. LARSON
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

850,000
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

850,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 (This Reporting Person disclaims beneficial ownership of any shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

KYLE L. GARST
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

0
8 SHARED VOTING POWER

850,000
9 SOLE DISPOSITIVE POWER

0
10 SHARED DISPOSITIVE POWER

850,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0 (This Reporting Person disclaims beneficial ownership of any shares)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0.0
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Robert J. Skandalaris
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS*

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

1,445,000
8 SHARED VOTING POWER

360,000
9 SOLE DISPOSITIVE POWER

1,445,000
10 SHARED DISPOSITIVE POWER

360,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,805,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

17.1%
14	TYPE OF REPORTING PERSON*

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Michael C. Azar
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS*

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

435,000
8 SHARED VOTING POWER

360,000
9 SOLE DISPOSITIVE POWER

435,000
10 SHARED DISPOSITIVE POWER

360,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

795,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.5%
14	TYPE OF REPORTING PERSON*

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

David J. Langevin
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS*

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

180,000
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

180,000
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

180,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.7%
14	TYPE OF REPORTING PERSON*

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

QVM Oakmont Services LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS*

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

360,000
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

360,000
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

360,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON*

OO (Limited Liability Company)

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

KrisLee & Associates, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS*

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Michigan

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

360,000
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

360,000
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

360,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.4%
14	TYPE OF REPORTING PERSON*

OO (Limited Liability Company)

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons

CUSIP No. 68831P106	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,220
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,198,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,198,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

39.7%
14	TYPE OF REPORTING PERSON

00

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

PLAINFIELD ASSET MANAGEMENT LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,220
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,198,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,198,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

39.7%
14	TYPE OF REPORTING PERSON

00

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

MAX HOLMES
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,220
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,198,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,198,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

39.7%
14	TYPE OF REPORTING PERSON

IN

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

CUSIP No. 68831P106	SCHEDULE 13D

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

PLAINFIELD ACCEPTANCE LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (*)
(a) ☒
(b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER

4,198,220
8 SHARED VOTING POWER

0
9 SOLE DISPOSITIVE POWER

4,198,220
10 SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,198,220
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

39.7%
14	TYPE OF REPORTING PERSON

00

(*)	The Reporting Persons on this Schedule 13D may be deemed to constitute a group and therefore each Reporting Person may be deemed to beneficially own the Issuer’s securities that are held by all of the Reporting Persons. Each Reporting Person disclaims beneficial ownership of securities held by each other Reporting Person and we refer you to Item 5 hereof for a more detailed discussion of the holdings of Issuer’s securities by the Reporting Persons.

Item 1. Security and Issuer.

This filing on Schedule 13D is hereby amended to report Plainfield Acceptance LLC’s acquisition of 437,400 shares of Common Stock (as defined below) of Oakmont Acquisition Corp., a Delaware corporation (“Oakmont” or the “Company”) on July 10, 2007 for $5.79 per share.

The class of equity securities to which this statement on Schedule 13D (this “Statement”) relates is the common stock, par value $0.0001 per share (the “Common Stock”), of Oakmont. The principal executive offices of Oakmont are located at 33 Bloomfield Hills Parkway, Suite 240, Bloomfield Hills, Michigan 48304.

Only Items 5 and 7 are amended hereby.

Item 5. Interest in Securities of the Issuer.

The aggregate percentage of shares of Common Stock reported owned by the Reporting Persons herein is based upon 10,575,166 shares of Common Stock outstanding, as reported in the Form 14A filed by Oakmont on June 29, 2007.

I.	Brooke Corporation

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned:

850,000

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

850,000

(ii)	shared power to vote or direct the vote:

0

(iii)	sole power to dispose or direct the disposition of:

850,000

(iv)	shared power to dispose or direct the disposition of:

0

(c).	This Reporting Person has effected the following transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days:

open market purchase of 384,890 shares at $5.7343 per share on June 18, 2007 open market purchase of 326,500 shares at $5.7394 per share on June 19, 2007 open market purchase of 138,610 shares at $5.74 per share on June 20, 2007

(d).	Not applicable.

(e).	Not applicable.

II.	Brooke Holdings, Inc.

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 850,000

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

850,000

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

850,000

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

III.	Robert D. Orr

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

850,000

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

850,000

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

IV.	Leland G. Orr

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

850,000

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

850,000

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

V.	Michael S. Lowry

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

850,000

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

850,000

(c).	This Reporting Person purchased 100,000 share Common Stock on June 1, 2007.

(d).	Not applicable.

(e).	Not applicable.

VI.	Anita F. Larson

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

850,000

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

850,000

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

VII.	Kyle L. Garst

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 0

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

0

(ii)	shared power to vote or direct the vote:

850,000

(iii)	sole power to dispose or direct the disposition of:

0

(iv)	shared power to dispose or direct the disposition of:

850,000

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

VIII.	Robert J. Skandalaris

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned:

1,805,000

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

1,445,000

(ii)	shared power to vote or direct the vote:

360,000

(iii)	sole power to dispose or direct the disposition of:

1,445,000

(iv)	shared power to dispose or direct the disposition of:

360,000

(c).	This Reporting Person has effected the following transaction involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days:

open market purchase of 500,000 shares at $5.73 per share on May 17, 2007

(d).	Not applicable.

(e).	Not applicable.

IX.	Michael C. Azar

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned:

795,000

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

435,000

(ii)	shared power to vote or direct the vote:

360,000

(iii)	sole power to dispose or direct the disposition of:

435,000

(iv)	shared power to dispose or direct the disposition of:

360,000

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

X.	David J. Langevin

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned:

180,000

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

180,000

(ii)	shared power to vote or direct the vote:

0

(iii)	sole power to dispose or direct the disposition of:

180,000

(iv)	shared power to dispose or direct the disposition of:

0

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

XI.	QVM Oakmont Services LLC

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned:

360,000

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

360,000

(ii)	shared power to vote or direct the vote:

0

(iii)	sole power to dispose or direct the disposition of:

360,000

(iv)	shared power to dispose or direct the disposition of:

0

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

XII.	KrisLee & Associates, LLC

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned:

360,000

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote:

360,000

(ii)	shared power to vote or direct the vote:

0

(iii)	sole power to dispose or direct the disposition of:

360,000

(iv)	shared power to dispose or direct the disposition of:

0

(c).	This Reporting Person has not effected any transactions involving the Common Stock of Oakmont (or any other Oakmont securities) during the past sixty days.

(d).	Not applicable.

(e).	Not applicable.

XIII.	Plainfield Special Situations Master Fund Limited

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 39.7%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,198,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	Not applicable.

(d).	Not applicable.

(e).	Not applicable.

XIV.	Plainfield Asset Management LLC

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 39.7%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,198,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	Not applicable.

(d).	Not applicable.

(e).	Not applicable.

XV.	Max Holmes

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 39.7%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,198,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	Not applicable.

(d).	Not applicable.

(e).	Not applicable.

XVI.	Plainfield Acceptance LLC

(a).	Aggregate Number and Percentage of Common Stock Beneficially Owned: 39.7%

(b).	Number of shares of Common Stock over which the Reporting Person has

(i)	sole power to vote or direct the vote: 4,198,220

(ii)	shared power to vote or direct the vote: 0

(iii)	sole power to dispose or direct the disposition of: 4,198,220

(iv)	shared power to dispose or direct the disposition of: 0

(c).	During the past 60 days, this Reporting Person effected the following transactions involving securities of Oakmont:

•	Purchased 437,400 shares of Common Stock in the open market for $5.79 on July 10, 2007.

•	Purchased 3,720,860 shares of Common Stock in the open market for $5.80 on July 9, 2007.

•	Acquired the Common Stock Option, as more fully described in Item 4.

•	Acquired the Warrant Option, as more likely described in Item 4.

(d).	Not applicable.

(e).	Not applicable.

Each Reporting Person expressly disclaims ownership of any shares of Common Stock owned by each other Reporting Person.

Item 7. Exhibits.

(G) Joint Filing Agreement dated July 11, 2007.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 11, 2007

BROOKE CORPORATION

By:	/s/ ANITA F. LARSON
Name:	Anita F. Larson
Title:	President and Chief Operating Officer

BROOKE HOLDINGS, INC.

By:	/s/ ANITA F. LARSON
Name:	Anita F. Larson
Title:	Authorized Signer

By:	/s/ ROBERT D. ORR
Robert D. Orr

By:	/s/ LELAND G. ORR
Leland G. Orr

By:	/s/ MICHAEL S. LOWRY
Michael S. Lowry

By:	/s/ ANITA F. LARSON
Anita F. Larson

By:	/s/ KYLE L. GARST
Kyle L. Garst

OAKMONT REPORTING PERSONS

By:	/s/ ROBERT J. SKANDALARIS
Robert J. Skandalaris

By:	/s/ MICHAEL C. AZAR
Michael C. Azar

By:	/s/ DAVID J. LANGEVIN
David J. Langevin

QVM OAKMONT SERVICES LLC

By:	/s/ ROBERT J. SKANDALARIS
Robert J. Skandalaris, Managing Member

KRISLEE & ASSOCIATES, LLC

By:	/s/ ROBERT J. SKANDALARIS
Robert J. Skandalaris, Managing Member

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

PLAINFIELD ASSET MANAGEMENT LLC

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

/s/ MAX HOLMES
Max Holmes

PLAINFIELD ACCEPTANCE LLC

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

EXHIBIT G

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.0001 par value per share, of Oakmont Acquisition Corp., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings; provided, that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

[signature pages follow]

G-1

IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 11th day of July, 2007.

BROOKE CORPORATION

By:	/s/ ANITA F. LARSON
Name:	Anita F. Larson
Title:	President and Chief Operating Officer

BROOKE HOLDINGS, INC.

By:	/s/ ANITA F. LARSON
Name:	Anita F. Larson
Title:	Authorized Signer

By:	/s/ ROBERT D. ORR
Robert D. Orr

By:	/s/ LELAND G. ORR
Leland G. Orr

By:	/s/ MICHAEL S. LOWRY
Michael S. Lowry

By:	/s/ ANITA F. LARSON
Anita F. Larson

By:	/s/ KYLE L. GARST
Kyle L. Garst

OAKMONT REPORTING PERSONS

By:	/s/ ROBERT J. SKANDALARIS
Robert J. Skandalaris

By:	/s/ MICHAEL C. AZAR
Michael C. Azar

G-2

By:	/s/ DAVID J. LANGEVIN
David J. Langevin

QVM OAKMONT SERVICES LLC

By:	/s/ ROBERT J. SKANDALARIS
Robert J. Skandalaris, Managing Member

KRISLEE & ASSOCIATES, LLC

By:	/s/ ROBERT J. SKANDALARIS
Robert J. Skandalaris, Managing Member

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

PLAINFIELD ASSET MANAGEMENT LLC

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

/s/ MAX HOLMES
Max Holmes

PLAINFIELD ACCEPTANCE LLC

By:	/s/ STEVEN SEGALOFF
Steven Segaloff, Senior Vice President

G-3